Exhibit 10.18

                       ASSIGNMENT AND ASSUMPTION AGREEMENT

      This "Agreement" is made and entered into as of April 24, 1997 by and among MOTEL ASSOCIATES OF WESTERVILLE, INC., ("Assignor"), JANUS INDUSTRIES, INC., a Delaware corporation ("Assignee"), and KNIGHTS FRANCHISE SYSTEMS, INC., a Delaware corporation (the "Company").

      Recitals. Assignor is the Franchisee under a Franchise Agreement, dated as of September 1, 1991, with Knights Franchise Systems, Inc., successor in interest as franchisor (the "Company"). The Franchise Agreement, will be called the "Agreements." The Agreements are attached to this Agreement as Exhibit A and relate to the granting of a Knights System license for a lodging facility designated as Unit No. 7358 located at 32 Heatherdown Drive, Columbus, Ohio 43081 (the "Facility"). Assignor is conveying the Facility to Assignee. Assignor desires to assign the Agreements to Assignee, which desires to assume and accept the rights and obligations under the Agreements, effective as of the date of this Agreement.

      IN CONSIDERATION of the premises, the mutual promises in this Agreement, and for other good and valuable consideration, the receipt and sufficiency of which are acknowledged by the parties, it is agreed as follows:

      1. Assignor assigns, transfers, bargains, sells, and delegates to Assignee all of its rights, title and interest in and to the Agreements, and its obligations existing and arising in the future, under the Agreements.

      2. Assignee accepts and assumes the rights, benefits and obligations of the Franchisee under the Agreements, effective as of the date of this Agreement, including all existing and future obligations to pay and perform under the Agreements. Assignor shall remain secondarily liable for payment and performance of the Agreements. The owners of Assignee have executed the Guaranty attached to this Agreement.

      3. To induce the Company to consent to this Agreement and the assignment of the Agreements, Assignee adopts and makes to the Company the representations and warranties of Franchisee set forth in Section 23 of the Franchise Agreement as of the effective date of this Agreement. Assignee is the owner of fee simple title to the Facility as of the effective date of this Agreement. Assignee's owners are shown on Exhibit B attached to this Agreement.

      4. Assignee will deliver, together with this Agreement, evidence of insurance meeting System Standards, as contemplated under the Agreements and the Knights System Standards Manuals.

      5. This Agreement shall be deemed a supplement to and modification of the Agreements. All references to "the Agreement" contained therein shall mean and refer to the original form of Franchise Agreement or Reservation Equipment Agreement as the case may be, as modified by any prior amendments and addenda and this Agreement. Except as expressly stated, no further supplements to or modifications of the Agreements are contemplated by the parties. There are no oral or other written arrangements between the Company and Assignor, except as expressly stated in the Agreements and any written amendment or addendum thereto included as part of Exhibit "A". The Agreements, as previously modified, are incorporated by this reference.

      6. Assignor and Assignee acknowledge that the Company has not participated in the negotiation and documentation of the transfer transaction between the parties, and neither has made any representation or warranty, nor furnished any information to either party. Assignee waives any and all claims against the Company, its general partner and their respective officers, directors, limited partners, shareholders, affiliated corporations, employees and agents arising out of the transfer of the Facility. Assignee expressly acknowledges that neither the Company nor its general partner was a participant in such transaction and that neither the Company nor its general partner have any liability in connection therewith. Assignee acknowledges that it has made such investigations of Assignor and the Facility as it believes appropriate.

      7. Any notice required under the Agreements to be sent to Assignee shall be directed to:

            Janus Industries, Inc.
            8534 East Kemper Road
            Cincinnati, Ohio 45249
            Attn:  Richard Tonges

      8. The Company consents to the assignment and assumption of the Agreements as provided in this Agreement. No waivers of performance or extensions of time to perform are granted or authorized. The Company will treat Assignee as the Franchisee under the Agreements.

                {THE BALANCE OF THIS PAGE IS INTENTIONALLY BLANK}

      IN WITNESS WHEREOF, the undersigned have executed and delivered this Agreement effective as of the date first above written.

THE COMPANY:
KNIGHTS FRANCHISE SYSTEMS, INC.


By:                                     Attest:
   -------------------------------             -------------------------------
       Russell A. Moserowitz                        (Assistant) Secretary
       Vice President
       Franchise Administration

ASSIGNOR:
MOTEL ASSOCIATES OF WESTERVILLE, INC.


By: /s/ Louis S. Beck                   Attest: /s/ [ILLEGIBLE]
   -------------------------------             -------------------------------
       Louis S. Beck                                (Assistant) Secretary

ASSIGNEE:
JANUS INDUSTRIES, INC.


By: /s/ [ILLEGIBLE]                     Attest: /s/ [ILLEGIBLE]
   -------------------------------             -------------------------------
                                                    (Assistant) Secretary

Exhibit "A" - Franchise Agreement and related Agreements.
Exhibit "B" - Owners of Assignee
Guaranty

                                    EXHIBIT A

                                 THE AGREEMENTS

Copies of Franchise Agreement, and other related documents follow this page.

                                                                      RECEIVED
                                                                    OCT 03 1991
                                                                   ELS FRANCHISE

                                   KNIGHTS INN

                               FRANCHISE AGREEMENT


                                          Motel Associates of Westerville Inc.
                                          ------------------------------------
                                                       FRANCHISEE


                                                    September 1, 1991
                                          ------------------------------------
                                                    DATE OF AGREEMENT


                                                  Columbus Westerville
                                          ------------------------------------
                                                        LOCATION

                                   KNIGHTS INN

                               FRANCHISE AGREEMENT

                                TABLE OF CONTENTS

                                                                            Page
                                                                            ----

1.   RECITALS                                                                 1

2.   ACKNOWLEDGMENTS                                                          1

3.   GRANT OF FRANCHISE                                                       2

       A. Franchise
       B. Trademark License
       C. Franchise Limitation

4.   TERM OF THE FRANCHISE                                                    2

       A. Initial Term
       B. Renewal
       C. Conditions of Renewal

5.   TRADEMARKS                                                               3

       A. Non-ownership of Trademarks
       B. Acts in Derogation of Trademarks
       C. Prohibition Against Disputing Franchisor's Rights
       D. Prohibition Against Contracting Under Knights Inn
       E. Notification of Infringement Claims
       F. Discontinuance of Use of Trademarks
       G. Indemnification of Franchisee

6.   THE MOTEL PROPERTY                                                       4

       A. Acquisition
       B. Leased Premises
       C. Advertising Signs and Emblems

7.   OPERATIONS MANUAL AND TRAINING                                           4

       A. Operations Manual
       B. Confidentiality of Operations Manual
       C. Training
       D. Innkeeper
       E. Consultation

8.   PAYMENTS TO FRANCHISOR                                                   5

       A. Initial Franchise Fee
       B. Royalty Fee
       C. Gross Revenues
       D. Other Fees
       E. Application and Default

9.   OBLIGATIONS OF FRANCHISEE                                                6

       A. Payments to Franchisor
       B. Alterations to Motel
       C. Motel Operations
       D. Compliance with Law
       E. Employees
       F. Insurance

10.  RECORDS, REPORTS, AUDITS, INSPECTIONS                                    7

       A. Accounting Records
       B. Reports
       C. Financial Statements
       D. Audits
       E. Inspections

11.  MANAGEMENT AGREEMENT                                                     8

12.  MARKETING /RESERVATIONS CONTRIBUTION                                     8

       A. General Conditions
       B. Supplemental

13.  TERMINATION OF THE FRANCHISE                                             8

       A. Upon Notice
       B. Opportunity to Cure
       C. Notices Required by Law

14.  OBLIGATIONS UPON TERMINATION
     OR EXPIRATION OF THE FRANCHISE                                           9

       A. Payment of Amounts Owed to Franchisor
       B. Trademarks
       C. Modification of Motel Design and Decor
       D. Trade Secrets
       E. Liquidated Damages
       F. Continuing Obligations

15.  ASSIGNMENT OF FRANCHISE; SALE OF PROPERTY                               10

       A. Assignment by Franchisor
       B. Assignment by Franchisee
       C. Franchisor's Right of First Refusal
       D. Death of Franchisee

16.  COVENANT NOT TO COMPLETE                                                11

       A. Non-competition
       B. Reformation

17.  RELATIONSHIP OF THE PARTIES; INDEMNIFICATION                            11

       A. Independent Contractor
       B. Notice to Customers
       C. Indemnification

18.  ARBITRATION AND ENFORCEMENT                                             12

       A. Arbitration
       B. Exception to Arbitration
       C. Governing Law
       D. Severability

19.  DESTRUCTION OF PREMISES; EMINENT DOMAIN                                 12

       A. Destruction of Premises
       B. Eminent Domain

20.  NOTICES AND PAYMENTS                                                    13

       A. Manner and Place of Notices
       B. Payments

21.  MISCELLANEOUS                                                           13

       A. Entire Agreement
       B. Amendments
       C. Effect of Waiver
       D. Binding Effect
       E. Titles
       F. Counterparts

22.  EFFECTIVENESS OF AGREEMENT                                              14

                          CARDINAL LODGING GROUP, INC.
                          ECONOMY LODGING SYSTEMS, INC.
                               FRANCHISE AGREEMENT
                            FOR AN KNIGHTS INN MOTEL

      THIS AGREEMENT, made this first day of September, 1991 by and between CARDINAL LODGING GROUP, INC., an Ohio Corporation, with offices at 2255 Kimberly Parkway, Columbus, Ohio, hereinafter called "Franchisor" and Motel Associates of Westerville Inc. hereinafter called "Franchisee";

1. RECITALS

      A. As the result of the expenditure of time, effort and money, Franchisor has acquired unique experience, special skills, technique and knowledge with respect to the development, marketing, and operating of Knights Inn Motels.

      B. Franchisor has devised a unique and uniform system for the operation of motels with distinctive interior and exterior accessories, color scheme, fixtures and equipment, which system is identified by the trademark "Knights Inn" name and design (all collectively hereinafter referred to as "Trademarks").

      C. Franchisor has developed and continues to develop unique processes for the operation, marketing and development of motel units under the aforesaid Trademarks.

      D. Franchisor has operated motels using the Trademarks; and in connection therewith, Franchisor has, by maintenance of uniformity and high standards of quality and service, established a reputation, demand and goodwill for Knights Inn Motels.

      E. Franchisee desires a franchise to operate an Knights Inn Motel and Franchisor is willing to grant such a franchise on the terms and conditions hereinafter stated.

2. ACKNOWLEDGMENTS

      Franchisee acknowledges and represents to Franchisor, as follows:

      A. Franchisee is aware that all of the franchisor's assets used in connection with the Knights System franchise businessare expected to be sold in the near future.

      B. Franchisee is aware that all of the franchisor's assets used in connection with the Knights System franchise business are expected to be sold in the near future.

      C.

      D. Franchisee has conducted an independent investigation of the business contemplated by this Agreement and recognizes that the nature of the business conducted by Knights Inn Motels may evolve and change over time and that an investment in an Knights Inn Motel involves business risks.

      E. Franchisee has not received or relied upon any guarantee, expressed or implied, about the revenues, profits, or success of the business venture contemplated by this Agreement.

      F. No representations have been made by Franchisor, or by its officers, directors, shareholders, employees, or agents, that are contrary to the statements made in the Disclosure Statement or to the terms contained in this Agreement.

      G. In all of their dealings with Franchisee, the officers, directors, employees, and agents of Franchisor act only in a representative capacity, not in an individual capacity, and that this Agreement and all business dealings between Franchisee and such individuals as a result of this Agreement, are solely between Franchisee and Franchisor.

3. GRANT OF FRANCHISE

      A. Franchise. Franchisor hereby grants to Franchisee and Franchisee accepts a franchise for the establishment and operation of an Knights Inn Motel at the location set forth in Exhibit A to this Agreement, upon the terms and conditions of this Agreement.

      B. Trademark License. Franchisor grants to Franchisee and Franchisee accepts a license to use and display Franchisor's Trademarks only in connection with the Franchise granted in subsection 3.A. of this Agreement and for such time as such franchise has not terminated or expired.

      C. Franchise Limitation. The franchise granted herein to the Franchisee relates solely to the motel established at the location set forth in Exhibit A and does not grant Franchisee any rights nor impose upon Franchisor any obligations with respect to any other business, franchised or otherwise, engaged in by Franchisor, either directly or through any other entity. Franchisor specifically retains the right to grant other franchises for the operation of Knights Inn Motels at such locations as Franchisor, in its sole discretion, deems appropriate; provided, however, that Franchisor, within the term of this franchise, will not establish another Knights Inn motel within a ten (10) mile radius of the site set forth in Exhibit A, excluding, however, motels already existing on the date of this Agreement.

4. TERM OF THE FRANCHISE

      A. Initial Term. Unless sooner terminated in accordance with the provisions of this Agreement, the Franchise granted herein shall commence on the effective date of this Agreement and shall terminate one (1) year thereafter (the "Initial Term"). If applicable law requires that Franchisor give notice to Franchisee with respect to the expiration of the Initial Term, this Agreement shall remain in effect on a month-to-month basis after expiration of the Initial Term until Franchisor has given the notice required by applicable law.

      B. Renewal. Upon the expiration of the Initial Term, and subject to the provisions of subsection 4.C. below, the term of the franchise will be automatically renewed for a second term of one (1) year, at which time the term will be automatically renewed for a third term of one (1) year; at which time the term will be automatically renewed for a fourth term of one (1) year, at which time the term will be automatically renewed for a fifth term of one (1) year, at which time the term will be automatically renewed for a sixth term of one (1) year; provided, however, that prior to each renewal term, either party may cancel the renewal term by giving the other party written notice of cancellation on or before thirty (30) days prior to the commencement of the renewal term.

      C. Conditions of Renewal. Notwithstanding the provisions of subsection 4.B above, the franchise shall not be renewed beyond the Initial Term unless the Franchisee has:

      (i) substantially complied with all of the terms and conditions of this Agreement;

      (ii) agreed, in writing, to make such reasonable capital expenditures, remodel and modernize the interior and exterior of the building, furniture, fixtures and equipment in accordance with Franchisor's then existing plans, standards and specifications so that Franchisee's motel will reflect the then common image intended to be portrayed by Knights Inn Motels; Capital expenditures, remodeling and modernization shall be done by Franchisee over a reasonable period of time not to exceed thirty six
      (36) months.

      (iii)

      (iv) entered into Franchisor's then current form of standard Franchise Agreement and all other agreements and legal instruments and documents then customarily used by Franchisor in the grant of franchises for Knights Inn Motels; provided, that Franchisee shall not be required to pay another initial franchise fee if Franchisee exercises its right to renew the Franchise.

5. TRADEMARKS

      A. Non-Ownership of Trademarks. Franchisee has no right, title or interest in or to any of the Trademarks, except for Franchisee's privilege and license during the term hereof to display and use the Trademarks. Franchisee acknowledges that Franchisee now asserts no claim and later shall assert no claim to any goodwill, reputation or ownership of the Trademarks by virtue of Franchisee's licensed or franchised use or both of them, or otherwise.

      B. Acts in Derogation of the Trademarks. Franchisee agrees that it shall not do any act in derogation of any of the rights of Franchisor in connection with the Trademarks, either during the term of this Agreement or after, and that Franchisee shall use the Trademarks only for the uses and in the manner licensed or franchised or both under, and as provided in, this Agreement.

      C. Prohibition Against Disputing Franchisor's Rights. During or after the term of this Agreement, Franchisee shall not in any way dispute or impugn the validity of the Trademarks, or the rights of Franchisor to them, or the rights of Franchisor or other franchisees of Franchisor to use them.

      D. Prohibition Against Contracting Under Knights Inn. Franchisee shall not use the name "Knights Inn" in any corporate or partnership name nor enter into any contractual relationship with any third-person under such name.

      E. Notification of Infringements and Claims. Franchisee shall immediately notify Franchisor of any apparent infringement of or challenge to Franchisee's use of the Trademarks, or claim by any person of any rights in the Trademarks, and Franchisee shall not communicate with any person other than Franchisor and its counsel in connection with any such infringement, challenge, or claim. Franchisor shall have sole discretion to take such action as it deems appropriate and the right to exclusively control any litigation or Patent and Trademark Office or other proceeding arising out of any such infringement, challenge, or claim or otherwise relating to any Trademark. Franchisee agrees to execute any and all instruments and documents, render such assistance, and do such acts and things as may, in the opinion of Franchisor's counsel, be necessary or advisable to protect and maintain the interest of Franchisor in any litigation or Patent and Trademark Office or other proceeding or to otherwise protect and maintain the interests of Franchisor in the Trademarks.

      F. Discontinuance of Use of Trademarks. If it becomes advisable at any time, in Franchisor's sole discretion, to modify or discontinue use of any Trademark, and/or one or more additional or substitute trade or service marks, Franchisee agrees to comply with Franchisor's directions to modify or otherwise discontinue the use of such Trademark within a reasonable time after notice thereof by Franchisor. Franchisor shall not be obligated to compensate Franchisee for any costs incurred by Franchisee in connection with any such modification or discontinuance. unless it results from Franchisor losing its right to the trademark.

      G. Indemnification of Franchisee. Franchisor will indemnify Franchisee against and reimburse Franchisee for damages for which Franchisee is held liable in any proceeding arising out of Franchisee's use of any Trademark, pursuant to and in compliance with this Agreement and for costs reasonably incurred by Franchisee in the defense of any such claim brought against Franchisee or in any such proceeding in which Franchisee is named as a party, provided that Franchisee has timely notified Franchisor of such claim or proceeding an has otherwise complied with this Agreement.

6. THE MOTEL PROPERTY

      A. Acquisition. If Franchisee has acquired (or will acquire) ownership of the real estate and improvements of the motel premises Franchisee shall undertake to assure that the terms and conditions of this Agreement, and their performance thereof, will not cause a breach or violation of any mortgage or security interest against such property.

      B. Leased Premises. If Franchisee has leased the motel premises from a third party

      (i)the term of the lease shall be for a period of not less than ten (10) years unless Franchisor approves, in writing, a shorter term.

      (ii) franchisee shall neither create nor purport to create any obligations on behalf of Franchisor, nor grant nor purport to grant to the landlord under the lease any rights against Franchisor, nor agree to any other term, condition or covenant that is inconsistent with any provision of this Agreement.

      (iii) franchisee shall duly and timely perform all of the terms, conditions, covenants and obligations imposed upon Franchisee under the lease.

      (iv) the lease shall provide that if there is any breach or claim of breach of it by Franchisee, the landlord shall notify Franchisor in writing at least thirty (30) days before terminating the lease, and that Franchisor shall have the right, but not the obligation, to cure such breach, and assume the lessee's obligations and accede to the lessee's rights thereunder.

      (v) a fully executed copy of each such lease, complying with the above, shall be delivered to Franchisor promptly following its execution.

      C. Advertising Signs and Emblems. At Franchisee's expense Franchisor may install advertising signs and emblems that reflects the motel as an Knights Inn provided the parties mutually agree. Franchisee shall be responsible for maintaining such signs and emblems in good and working order.

7. OPERATIONS MANUAL AND TRAINING

      A. Operations Manual. Franchisor shall provide to Franchisee, one (1) copy of Franchisor's current multi-volume guide and operations manual. The said guide and operations manual, any amendments or additions thereto, and all supplemental bulletins, notices, and memoranda which prescribe standard methods or techniques of operation and which Franchisor may from time to time deliver to Franchisee, shall be deemed collectively to constitute the "Operations Manual." Franchisor retains the right to modify the Operations Manual. The provisions and requirements set forth in the Operations Manual and any additions, deletions or revisions thereto, may not in any event alter Franchisee's fundamental rights and obligation under this Agreement.

      B. Confidentiality of Operations Manual. Franchisee agrees to maintain the confidentiality of the contents of the Operations Manual. The Operations Manual is the property of the Franchisor, and may not be duplicated or copied in whole or in part in any manner. Upon the termination of this Agreement, Franchisee shall return to Franchisor all copies of the Operations Manual in its possession.

      C. Training. Franchisor shall offer initial training to any person, designated by Franchisee, in the Knights Inn Motel system. Such training shall be given at an Knights Inn Motel or training center designated by Franchisor, over a period of approximately two to six weeks, or such other period of time which Franchisor deems appropriate. Franchisee shall bear the cost of all training expense including transportation, meals and lodging in connection with such training.

      D. Innkeeper. No person may serve as the Innkeeper (i.e., manager) of an Knights Inn Motel unless he or she shall have completed such training to Franchisor's satisfaction.

      E. Consultation. Franchisor shall make itself available for consultation and guidance of Franchisee in the operation and marketing of the Knights Inn system. Franchisee shall have the right to ask Franchisor's headquarters staff and its field representatives about problems relating to the operation of an Knights Inn, by telephone or correspondence, and Franchisor shall use its best efforts to respond diligently to such inquiries in order to assist Franchisee.

8. PAYMENTS TO FRANCHISOR

      A. Initial Franchise Fee.

      B. Royalty Fee. Franchisee shall pay a Royalty fee, which includes a marketing services contribution, equal to four percent (4%) of gross revenues and a reservation services contribution based on actual number of rooms rented through the system. Such payment shall be made by the twentieth (20th) day of each month from gross revenues in the preceding month.

      C. Gross Room Revenues. For purposes of this Section 8, the term, gross room revenues, is defined as all revenues and income of every kind resulting from the operation of the Motel and all of its facilities from guests, subtenants, licensees, concessionaires and other persons occupying space or rendering services in, at, on, or from the Motel, whether on a cash basis or on credit, paid or unpaid, collected or uncollected, and without reserve or deduction for failure or inability to collect, all as determined in accordance with generally accepted accounting principles applied on a consistent basis; provided, however, that there shall be deducted or excluded from "gross revenues"

      (i) cash or credit refunds paid to customers upon transactions included in gross revenues;

      (ii) the amount of any city, county, state or federal sales, use, room, luxury or excise taxes on such sales which are required to be collected from the customer (but included in the price or stated separately therefrom) and paid to the taxing authorities;

      (iii) proceeds of claims under any insurance policies other than rent or business interruption insurance;

      (iv) gains arising from the sale or other disposition of capital assets;
      and

      (v) any reversal of any contingency or tax reserve.

      D. Other Fees. Additional fees may be charged on revenues (or upon any other basis, if so determined by the Franchisor) from any activity that is added at the motel, and

      (i) it becomes customary or appropriate within the general motel industry for services rendered;

      (ii) it is not now offered at Knights Inn Motels generally, and Knights Inns are likely to benefit significantly from or be identified significantly with such activity;

      (iii) it is designed, manufactured or developed by or for the Franchisor.

      E. Application and Default. Each payment under this section shall be accompanied by the reports referred to in Paragraph 10.B. Franchisor may apply any amounts received under this Paragraph to any amounts due under this agreement. If any amounts are not paid when due, such nonpayment shall constitute a breach of this agreement, and in addition such unpaid amounts will accrue interest beginning on the first day of the month following the due date at one and one half percent (1 1/2%) per month but not to exceed the maximum interest permitted by applicable law.

9. OBLIGATIONS OF THE FRANCHISEE

      A. Payments to Franchisor. In addition to all other payments required to be made to Franchisor pursuant to this Agreement, Franchisee shall pay to Franchisor, or its designee, the following:

      (i) all amounts advanced by Franchisor or which Franchisor shall pay, or for which Franchisor shall become obligated to pay, on behalf of Franchisee for any reason whatsoever, and

      (ii) all amounts for products, supplies or contracted services purchased by Franchisee from Franchisor, or its designee.

      B. Alterations to Motel. Franchisee shall not, without prior written approval of Franchisor, materially alter or change the structural design or color scheme of Franchisee's Knights Inn Motel, nor the surrounding premises, driveways, parking spaces, and grounds.

      C. Motel Operations. Franchisee shall operate and maintain the motel in accordance with the Operations Manual, specifically Franchisee will:

      (i) maintain a high moral and ethical standard at the motel;

      (ii) maintain the motel in a clean, safe and orderly manner and in first class condition as set forth by Franchisor;

      (iii) provide efficient, courteous and high quality service to the public;

      (iv) operate the motel twenty-four (24) hours a day every day except as otherwise permitted by Franchisor based on special circumstances;

      (v) strictly comply with all policies, procedures, specifications, and other requirements of Franchisor which may be from time to time communicated to Franchisee;

      (vi) strictly comply with all reasonable Franchisor requirements as to:

            a) types and quality of furniture, fixtures, equipment, services, and supplies that may be used, promoted or offered at Knights Inn Motels;

            b) use, display, style and type of signage;

            c) training and uniform dress requirements of staff persons to be involved in the operation of motel;

            d) participation in all marketing, reservation service, advertising, promotional, training, quality assurance, operating systems and programs designated by Franchisor as in the best interests of Knights Inn Motels;

            e) maintenance, appearance and conditions of the motel; and

            f) quality and type of service offered to guests of the motel.

      (vii) use every reasonable means to encourage use of Knights Inn Motel facilities everywhere by the public, and

      (viii) in all requests use Franchisee's best efforts to reflect credit upon and create favorable community and public response to the Knights Inn name and its Franchisor.

      D. Compliance with Law. Franchisee shall secure and maintain in force in its name all required licenses, permits, and certificates relating to the operation of the motel. Franchisee shall operate the motel in full compliance with all applicable laws, ordinances, and regulations, including, without limitation, all government regulations relating to employment, occupational hazards and health, worker's compensation insurance, unemployment insurance and withholding, and payment of federal and state income taxes, social security taxes, sales taxes, and all other applicable taxes.

      E. Employees. Franchisee shall hire all employees of the motel. Franchisee shall be responsible for all obligations arising from or relating to the employment of such individuals, including all compensation.

      F. Insurance. Franchisee shall purchase and maintain in effect policies of insurance which Franchisor requires (both as to coverage and amounts) for the protection of Franchisee's business, including, but not limited to, fire, theft, burglary, property damage, and public liability. At Franchisee's request, in writing, Franchisor, or its designee, will purchase such policies in conjunction with insurance provided to other owners of Knights Inn Motels. Franchisee agrees, in such event, promptly to pay Franchisor all amounts charged for such premiums.

10. RECORDS, REPORTS, AUDITS AND INSPECTIONS

      A. Accounting Records. Franchisee shall keep complete and accurate books and records for all business activities conducted at the motel, prepared in accordance with generally accepted accounting principles, and in accordance with such requirements as may be set forth in the Operations Manual.

      B. Reports. Franchisee shall prepare and submit to Franchisor monthly reports setting forth Gross Room Revenues and such other data as Franchisor may reasonably request for business operations at the motel. In addition, Franchisee shall submit to Franchisor a copy of any and all sales and use tax returns within ten (10) days of the required filing date.

      C.

      D. Audits. Franchisor shall have the right at any time during ordinary business hours to enter Franchisee's premises to inspect, audit and make copies of books of account, bank statements, documents, records, sales tax returns, papers and files of Franchisee relating to gross revenues, expenses, and business transacted. Upon request by Franchisor, Franchisee shall make any such materials available for examination at Franchisee's premises. If Franchisee should at any time cause an audit of Franchisee's motel business to be made by an accountant, Franchisee shall deliver to Franchisor a copy of such audit report, without cost or expense to Franchisor.

      E. Inspections. Franchisor may, at all reasonable times, inspect the interior and exterior of the motel to determine its physical condition and insure compliance by Franchisee with this Agreement. If Franchisor determines that the motel, the surrounding premises, or the furnishings and equipment of the motel are in need of repair, alteration or replacement, it shall give Franchisee a written notice specifying what is required to put the motel in a good state of repair. Such alterations, repairs or replacements shall be accomplished at Franchisee's expense. Franchisee shall permit said inspections by Franchisor's representatives and shall provide lodging at no cost for such time as may be reasonably necessary to accomplish the inspection.

12. MARKETING/RESERVATION SERVICES

      A. General Conditions. Franchisor agrees to maintain and administer an Knights Inn collective marketing/reservation services program (including advertising, promotion, public relations, research, design, and other marketing related activities). And, during the agreement term, so long as Franchisee is in full compliance with its material obligations, Franchisor will afford Franchisee access to reservation services for the Knights Inn Motel, including additions, enhancements, supplements or variants thereof which may be developed during the term hereof. Such programs shall be financed from the contribution fees paid by Franchisee (and other franchisees) pursuant to subsection 8.B. of this agreement; however, Franchisor is not obligated to expend funds for marketing/reservation services in excess of the amounts received from Franchisees in the Knights Inn system.

      B. Limitations. Local and regional marketing programs and related activities may be conducted by Franchisee, but only at Franchisee's expense and subject to Franchisor's requirements. Reasonable charges may be made by Franchisor for optional advertising, promotional materials or services ordered or used by Franchisee for such programs and activities. In all respects, advertising and promotions instituted by Franchisee must be limited to Franchisee's motel and contain a statement indicating that the advertising or promotion does not apply to other motels.

13. TERMINATION OF THE FRANCHISE

      A. Upon Notice. This Agreement shall immediately terminate on delivery of written notice to Franchisee if Franchisee:

      (i) is declared bankrupt or judicially determined to be insolvent, or all or a substantial part of Franchisee's assets are assigned to or for the benefit of any creditor, or Franchisee admits inability to pay its debts as they come due or actually fails to pay such debts, or has an involuntary petition in bankruptcy filed against it.

      (ii) abandons the Franchise by failing to operate for five consecutive business days, unless such failure is due to disaster or similar reasons beyond Franchisee's control.

      (iii) is convicted of or pleads no contest to a felony or engages in conduct that reflects materially and unfavorably upon the operation and reputation of the Franchisee's motel or the Knights Inn system.

      (iv) is convicted of a felony or other criminal misconduct relevant to the operation of the Franchise.

      (v) attempts to make or makes an unauthorized transfer of the Franchise or an ownership interest in the Franchise.

      B. Opportunity to Cure. This Agreement shall terminate upon Franchisee's failure to cure, upon:

      (i) noncompliance with any lawful requirement in this Agreement or prescribed by Franchisor pursuant to this Agreement, within thirty (30) days after notice thereof is delivered to Franchisee or, if such failure cannot reasonably be corrected within thirty (30) days after written notice of such failure is delivered to Franchisee, failure to undertake diligent efforts to comply and to furnish proof acceptable to Franchisor of such efforts and the expected date of compliance within ten (10) days after written notice is delivered to Franchisee;

      (ii) noncompliance with any mandatory specification, standard, or operating procedure prescribed by Franchisor relating to cleanliness or sanitation of the motel, or violation of any health, safety, or sanitation law, ordinance or regulation, within seven (7) days after written notice thereof delivered to Franchisee;

      (iii) failure to accurately report the Gross Room Revenues of the motel or make payments of any amounts due Franchisor for Royalty fees, or any other amounts due to Franchisor or its affiliates hereunder, within ten (10) days after written notice of such failure is delivered to Franchisee.

      C. Notices Required by Law. If any valid applicable law or regulation of a governmental authority having jurisdiction over this franchise and the parties limits Franchisor's rights of termination (or refusal to renew) under this Agreement or requires longer notice periods than those set forth herein, this Agreement shall be deemed amended to conform to the minimum notice periods or restrictions upon termination (or refusal to renew) required by such laws and regulations. Franchisor shall not, however, be precluded from contesting the validity, enforceability or application of such laws or regulations in any action, arbitration, hearing or dispute relating to this Agreement or to its termination (or refusal to renew).

14. OBLIGATIONS UPON TERMINATION OR EXPIRATION OF THE FRANCHISE

      A. Payment of Amounts owed to Franchisor. Franchisee agrees to pay to Franchisor within fifteen (15) days after the effective date of termination or expiration of the Franchise, or such later date that the amounts due are determined, such Royalty fees, amounts owed for purchases by Franchisee from Franchisor or its affiliates, interest due on any of the foregoing, and all other amounts owed to Franchisor or its affiliates which are then unpaid.

      B. Trademarks. Franchisee agrees that after the termination or expiration of the Franchise, Franchisee will:

      (i) not directly or indirectly at any time or in any manner identify himself or any business as a current or former Knights Inn Motel, or as a franchisee or licensee of or as otherwise associated with Franchisor (other than under other franchise agreements with Franchisor), or use any Trademark, any colorable imitation thereof or other indicia of an Knights Inn Motel in any manner or for any purpose, or service mark or other commercial symbol that suggests or indicates a connection or association with Franchisor;

      (ii) remove, have removed, or at Franchisee's expense, permit Franchisor to remove all Trademark or licensed materials unique to the operation of an Knights Inn Motel, including but not limited to signs, emblems, and systems reflecting any indicia of an Knights Inn Motel;

      (iii) take such action as may be required to cancel all fictitious or assumed name or equivalent registrations relating to its use of any Trademark; and

      (iv) furnish to Franchisor within thirty (30) days after the effective date of termination or expiration, evidence satisfactory to Franchisor of Franchisee's compliance with the foregoing obligations.

      C. Modification of Motel Design and Decor. Upon termination or expiration of the Franchise without renewal Franchisee shall modify the design, decor, and color scheme of the motel in a manner acceptable to Franchisor, so that it no longer suggests or indicates a connection with an Knights Inn Motel. (See Exhibit "B" attached.)

      D. Trade Secrets. Upon termination or expiration of the Franchise, Franchisee shall immediately cease to use any Trade Secret of Franchisor disclosed to Franchisee pursuant to this Agreement in any business or otherwise and return to Franchisor the Operating Manual and any other confidential materials which have been loaned to Franchisee by Franchisor.

      E. Liquidated Damages. If Franchisee fails to comply with the requirements of subsections 14.B (i) and (ii). and C. above, Franchisee shall pay to Franchisor, as liquidated damages, the sum of Two Hundred Dollars ($200.00) for each day that Franchisee remains in such noncompliance.

      F. Continuing Obligations. All obligations of Franchisor and Franchisee that expressly or by nature survive the expiration or termination of this Agreement shall continue in full force and effect subsequent to and notwithstanding its expiration or termination and until they are satisfied in full or by nature expire.

15. ASSIGNMENT OF FRANCHISE; SALE OF PROPERTY

      A. Assignment by Franchisor. This Agreement is fully assignable or transferable by Franchisor and shall inure to the benefit of any assignee or other legal successor to the interest of Franchisor. Upon assignment, Franchisee after thirty (30) days notification from Franchisor of assignment, may terminate this Agreement.

      B. Assignment by Franchisee. Subject to subsection 15.C. below, this Agreement and any interest in the franchise may be assigned or otherwise transferred by Franchisee only upon the Franchisor's written approval, which approval shall not be unreasonably withheld. By way of illustration and not limitation, the proposed assignee or transferee's lack of business experience, financial resources, or failure prior to an assignment to complete a training program as provided herein, shall be reasonable grounds for Franchisor to withhold approval of a proposed assignment or transfer.

      C. Franchisor's Right of First Refusal. Franchisor shall have an exclusive right of first refusal to purchase the business and real estate of the motel franchised herein, including, but not limited to, all structures, fixtures, merchandise and equipment (hereinafter referred to as "Property"), in accordance with the following procedure:

      (i) franchisee shall, by certified mail, deliver to Franchisor any bona fide offer from a third party for the purchase of the Property

      (ii) following receipt of such offer, franchisor shall have a period of ten (10) days in which to exercise its rights of first refusal to purchase said Property meeting the terms, provisions and conditions of said offer.

      (iii) in the event Franchisor determines to exercise its right of first refusal, it shall give Franchisee written notice within said ten (10) day period. Closing and payment of the consideration shall take place at such time and in such manner as set forth in the bona fide offer previously received by Franchisee. Upon Franchisor's purchase of the Property, Franchisee's franchise shall terminate.

      (iv) in the event Franchisor does not exercise its right of first refusal, Franchisee may complete the sale with the third party, in accordance with the terms, provisions and conditions of the aforesaid offer, provided, however, that Franchisor may withhold approval of the assignment of this Agreement and the franchise in accordance with subsection 15B. hereof. However, if the terms of sale of the property are materially changed thereafter, such changed terms shall be deemed a new offer and Franchisor shall again have such right of first refusal with respect to the new offer.

      D. Death of Franchisee. Notwithstanding the provisions of subsection 15B., if Franchisee is an individual, then upon the death of the Franchisee the Franchisee's surviving spouse, heirs or estate (the "Survivor") shall, for 180 days after such death, have the opportunity to participate in ownership of the franchise subject to the following provisions:

      (i) within such 180 days the Survivor shall satisfy all the then current qualifications for a purchaser of a franchise, or shall, in compliance with this Agreement's other provisions, sell, transfer or assign the franchise to a person who satisfies such qualifications.

      (ii) if the Survivor has not, within such 180 days, sold, transferred or assigned the franchise, and has not, in Franchisor's judgment satisfied all the then current qualifications for a purchase of a franchise, then the Survivor shall, within 90 days after the end of such 180 day period, sell, transfer or assign the franchise to a person who satisfies such qualifications.

      (iii) the surviving spouse, heirs or estate shall at all times maintain all the standards and obligations of Franchisee under this Agreement.

      (iv) nothing in this subsection shall limit Franchisor's rights or reduce the Franchisee's obligations under this Agreement, it being expressly understood that the survivor shall operate the motel in strict compliance with all of Franchisee's obligations under this agreement.

17. RELATIONSHIP OF THE PARTIES; INDEMNIFICATION

      A. Independent Contractor. In all matters pertaining to the operation of the motel, Franchisee is and shall be an independent contractor as to Franchisor. Neither Franchisee nor any employee of Franchisee shall be deemed to be an employee of Franchisor. Nothing contained in this Agreement shall be construed so as to create a partnership, joint venture or agency; and neither party to this Agreement shall be liable for the debts or obligations of the other. Except as otherwise herein expressly provided, Franchisor shall not have the power to hire or fire Franchisee's employees, may not control or have access to Franchisee's funds or the expenditure of these funds, or any other way exercise control over Franchisee's business.

      B. Notice to Customers. Franchisee shall at all times during the operation of the motel post a notice, in such form and manner as Franchisor may require, that it is a franchisee of Franchisor.

      C. Indemnification. Franchisee shall protect, defend and indemnify Franchisor, its subsidiaries, affiliates and designees, and shall hold them harmless, from and against any and all costs, expenses (including attorney's fees and court costs), losses, liabilities, damages, claims and demands of every kind or nature, arising in any way out of Franchisee's operation of the motel.

18. ARBITRATION AND ENFORCEMENT

      A. Arbitration. Any controversy or claim arising out of or relating to this Agreement, or any breach of it, including, without limitation, any claim that this Agreement, or any part of it, is invalid, illegal or otherwise voidable or void, shall be submitted to final and binding arbitration before, and in accordance with, the Commercial Rules of the American Arbitration Association, and judgment upon the award may be entered in any court having jurisdiction of it. The substantive law of the State of Ohio shall be applied in such arbitration, and this requirement shall be deemed jurisdictional. This arbitration provision shall be deemed self-executing, and if either party fails to appear at any properly noticed arbitration proceeding, an award may be entered against such party notwithstanding such failure to appear.

      B. Execution to Arbitration. Any claim or dispute involving or contesting the validity of any of the Trademarks shall not be submitted to Arbitration. Furthermore, subsection 18.A shall not limit the right of Franchisor or Franchisee to apply to any court of competent jurisdiction for an injunction, attachment, eviction by summary proceedings, or similar provisional or equitable relief.

      C. Governing Law. Except to the extent governed by United States trademark laws, this Agreement shall be interpreted in accordance with and governed by the laws of the State of Ohio.

      D. Severability. Nothing contained in this Agreement shall be construed as requiring the commission of any act contrary to law. Whenever there is any conflict between any provisions of this Agreement and any present or future statute, law, ordinance or regulation contrary to which the parties have no legal right to contract, the latter shall prevail, but in such event the provision of this Agreement thus affected shall be curtailed and limited only to the extent necessary to bring it within the requirement of the law. If any part, article, paragraph, sentence or clause of this Agreement is held to be indefinite, invalid or otherwise unenforceable, the entire Agreement shall not fail on account of such holding, and the balance of this Agreement shall continue in full force and effect.

19. DESTRUCTION OF PREMISES; EMINENT DOMAIN

      A. Destruction of Premises. If the motel premises are damaged or destroyed by fire, earthquake, flood, or other such occurrences, should Franchisee decide to rebuild and/or repair Franchisee shall expeditiously repair and restore the motel in accordance with the then-existing plans, standards and specifications of Franchisor as soon as practicable, but in any event within six (6) months after closing of the motel.

      B. Eminent Domain. If during the term of this agreement, or any extension or renewal thereof, all of the motel premises shall be condemned or taken by any authority having the right to eminent domain, or if purchased by this authority in lieu of condemnation of the premises, this agreement shall terminate as of the date title to the premises vests in the authority which takes or purchases the property or this authority exercises dominion over the property, whichever occurs first. If this authority takes or purchases any substantial part of the motel premises, either party may terminate this agreement by giving the other party written notice of termination within sixty (60) days after the taking or purchasing and the agreement shall terminate as of the date the notice of termination is mailed. Termination under this section shall not relieve Franchisee of his termination obligations. Franchisor shall have no interest in or claim against the condemning authority for loss of damage incurred as a result of the acquisition or taking of the motel premises.

20. NOTICES AND PAYMENTS

      A. Manner and Place of Notice. All written notices required or permitted under this Agreement shall be served upon the other party personally, or by mail, return receipt requested, postage prepaid, and shall be deemed given when received. Notices shall be addressed as follows:

      (i) Notices to Franchisor:
                   26650 Emery Parkway
                   Warrensville Hts., Ohio 44128

      (ii) Notices to Franchisee:
                     8534 East Kemper Road
                     Cincinnati, OH  45249-1709

      B. Payments. All payments required under this Agreement shall be made to Franchisor at the address notified to Franchisee from time to time, or to such other persons or places as Franchisor may direct from time to time.

21. MISCELLANEOUS

      A. Entire Agreement. This agreement and all ancillary agreements executed contemporaneously with it constitute the entire agreement between the parties with reference to the subject matter of this Agreement and supersede all prior negotiations, understandings, representations and agreements, if any.

      B. Amendments. This Agreement may be amended only by a written instrument signed by the parties.

      C. Effect of Waiver. No failure of Franchisor or Franchisee to exercise any power reserved to it by this Agreement or to insist on strict compliance by Franchisee or Franchisor with any obligation or condition under this Agreement, and no custom or practice of the parties at variance with the terms of this Agreement, shall constitute a waiver of Franchisor's or Franchisee's right to demand exact compliance with any of the terms of this Agreement. Waiver by Franchisor or Franchisee of any particular default by Franchisee or Franchisor shall not affect or impair Franchisor's rights with respect to any subsequent default of the same, similar, or different nature. Any delay, forbearance, or omission of Franchisor or Franchisee to exercise any power or right arising out of any breach or default by Franchisee of any of the terms, provisions, or covenants of this Agreement, shall not affect or impair Franchisor's or Franchisee's rights under this Agreement, or right to declare any subsequent breach or default and to terminate this Agreement.

      D. Binding Effect. This Agreement is binding upon the parties hereto. If two or more persons are at any time Franchisees hereunder, their obligations and liabilities to Franchisor shall be joint and several.

      E. Titles. The titles and subtitles of the various sections and paragraphs of this Agreement are inserted for convenience and shall not be deemed to affect the meaning or construction of any of the terms, provisions, covenants and conditions of this Agreement.

      F. Counterparts. This Agreement may be executed in any number of counterparts, each of which shall be deemed to be an original and all of which together shall be deemed to be one and the same instrument.

22. EFFECTIVENESS OF AGREEMENT

      This Agreement shall not become effective unless and until Franchisee has been furnished by Franchisor such disclosure, in written form, as may be required pursuant to applicable law.

      IN WITNESS WHEREOF, the parties have executed this Agreement on the day and year set forth above.

ATTEST:                              CARDINAL LODGING GROUP, INC.


/s/ [ILLEGIBLE]                      By: /s/ [ILLEGIBLE]
--------------------------              --------------------------
                                     Title: Ex. V.P.
--------------------------                 -----------------------

ATTEST:                                          FRANCHISEE
                                     MOTEL ASSOCIATES OF WESTERVILLE INC.


/s/ [ILLEGIBLE]                          /s/ [ILLEGIBLE]
--------------------------              --------------------------


/s/ [ILLEGIBLE]
--------------------------              --------------------------

                                    EXHIBIT B

Schedule "B" of the Franchise Agreement is hereby amended as follows:

1. Owners** (names, addresses and percentage equity interests; attach separate exhibit if necessary):

Of Assignee:                                Type of Ownership     Ownership %
------------                                -----------------     -----------

Name:        Louis S. Beck                       equity              27.6%
Address:     8534 East Kemper Road
             Cincinnati, Ohio 45249

Name:        Harry Yeaggy                        equity               9.9%
Address:     8534 East Kemper Road
             Cincinnati, Ohio 45249

----------
      ** The table above sets information with regard to each person that owns more than 10% of the capital stock of the Assignee. There are approximately 3,566 beneficial owners of the remaining capital stock of the Assignee.

                                    GUARANTY

      To induce Knights Franchise Systems, Inc., its successors and assigns ("you") to accept the Assignment and Assumption Agreement (the "Agreement", relating to the Franchise (License) Agreement attached to the Assignment and Assumption Agreement) with the party named as the "Assignee," to which this Guaranty is attached, the undersigned, personally, jointly and severally ("we, "our" or "us"), irrevocably and unconditionally (i) warrant to you that Assignee's representations and warranties in the Agreement are true and correct as stated, and (ii) guaranty that Franchisee's obligations under the Agreement, including any amendments and the Development Advance Note, will be punctually paid and performed, from and after the time Assignee becomes the Franchisee under the Franchise Agreement.

      Upon default by Franchisee and notice from you we will immediately make each payment and perform or cause Franchisee to perform, each unpaid or unperformed obligation of Franchisee under the Agreement. Without affecting our obligations under this Guaranty, you may without notice to us extend, modify or release any indebtedness or obligation of Franchisee, or settle, adjust or compromise any claims against Franchisee. We waive notice of amendment of the Agreement. We acknowledge that the Agreement applies to this Guaranty.

      Upon the death of an individual guarantor, the estate of the guarantor will be bound by this Guaranty for obligations of Franchisee to you existing at the time of death, and the obligations of all other guarantors will continue in full force and effect.

      We will not seek or accept indemnity, reimbursement or subrogation against Franchisee for any amount paid under this Guaranty unless and until 367 days have elapsed from the date you receive payment of such amount.

      IN WITNESS WHEREOF, each of us has signed this Guaranty effective as of the date of the Agreement.

Witnesses:                                 Guarantors:

/s/ [Illegible]                            /s/ Louis S. Beck   (Seal)
-------------------------                  --------------------
                                           Louis S. Beck

/s/ [Illegible]                            /s/ Harry G. Yeaggy (Seal)
-------------------------                  --------------------
                                           Harry G. Yeaggy